UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 1, 2011

AboveNet, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-23269	11-3168327
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

360 Hamilton Avenue
White Plains, New York	10601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (914) 421-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 1, 2011, the Board of Directors (the “Board”) of AboveNet, Inc. (the “Company”) approved and adopted amendments to Article II, Section 11 and Article III, Section 3 of the Company’s bylaws (the “Bylaws”) to change the voting standard for the election of directors from a plurality to a majority voting standard in uncontested elections and to make certain clarifications (the “Amendments”).  Under the new majority voting standard, a nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election.  Directors will continue to be elected by plurality vote at any meeting of stockholders for which the number of nominees for any election to the Board exceeds the number of directors to be elected.  The Amendments took effect upon adoption by the Board.

The foregoing description of the Amendments is qualified in its entirety by reference to the full text of Article II, Section 11 and Article III, Section 3 of the Bylaws, which are included in the Amended and Restated Bylaws attached hereto as Exhibit 3(ii) and incorporated by reference herein.

In connection with the Amendments to the Bylaws, the Board also amended the Company’s Corporate Governance Guidelines to (i) establish procedures under which any incumbent director who is not re-elected shall promptly tender his or her resignation in writing for consideration by the Company’s Governance and Nominating Committee (or such other committee appointed by the Board), and (ii) provide that such committee will make recommendations to the Board regarding the actions to be taken with respect to all such offers of resignation.  The Board will act on the resignation within ninety days following certification of the election results.

Item 9.01     Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Exhibit Description

3(ii)	Amended and Restated Bylaws of AboveNet, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABOVENET, INC.

Date: December 7, 2011	By:	/s/ Robert Sokota
Robert Sokota
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit Description

3(ii)	Amended and Restated Bylaws of AboveNet, Inc.